STEMCELLS, INC. APPOINTS GREG SCHIFFMAN AS CHIEF FINANCIAL OFFICER

NEWARK, Calif. (Nov. 14, 2013) – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing novel cell-based therapeutics for disorders of the central nervous system, today announced that Greg Schiffman will join its executive team as Chief Financial Officer and Executive Vice President of Finance, effective January 1, 2014. In his new role, Mr. Schiffman will be responsible for all aspects of the Company’s financing activities, financial reporting and controls, corporate communications, and investor relations.

Mr. Schiffman is a seasoned executive in the healthcare industry, with over fifteen years of experience leading the financial operations and strategy of global publicly-traded companies such as Affymetrix and Applied Biosystems. Most recently, Mr. Schiffman was Executive Vice President and CFO of Dendreon Corporation since 2007, where he had primary responsibility for capital raising, financial reporting and controls, information technology, and investor relations. In April 2010, Dendreon secured marketing authorization from the U.S. Food and Drug Administration (FDA) for Provenge®, the world’s first cell–based autologous immunotherapy for prostate cancer, followed by European Commission authorization in September 2013.

“We’re delighted to have Greg join StemCells as it transitions to Phase II, clinical proof of concept trials,” said Martin McGlynn, President and Chief Executive Officer of StemCells, Inc. “Greg brings deep experience across all facets of finance and has a long history of helping emerging technology companies efficiently scale their operations, develop and launch new products, and expand into new markets. StemCells has an incredible team and first-in-class technology, and has cemented its position as one of the key technology innovators in the stem cell industry. I am very excited to bring Greg into the Company to build on its momentum and successes to date, and to help prepare the Company for commercial success.”

“StemCells has built its reputation on demanding excellence, world-class science and thoughtful product development,” said Mr. Schiffman. “I believe the Company’s technology has the potential to be a game changer in the treatment of a vast range of disorders affecting the CNS, and I am thrilled to join StemCells at such an exciting time for the Company.”

Before entering the healthcare field, Mr. Schiffman held roles of increasing responsibility within Hewlett Packard, where he served as controller of its European P.C. manufacturing and distribution operations in Grenoble, France, and as manufacturing manager and controller of its Netmetrix Division. Mr. Schiffman holds a bachelor’s degree in accounting from De Paul University and an MBA from the Kellogg Graduate School of Management at Northwestern University.

Mr. Schiffman will succeed Rodney Young, who is leaving the Company to pursue other opportunities. Commenting on the transition, Mr. McGlynn said, “Rodney’s time with StemCells was one of groundbreaking achievements, such as our successful completion of the first FDA-authorized study of human neural stem cells as well as initiation of the world’s first internationally approved study of these cells as a potential treatment for spinal cord injury. We wish Rodney well in his future endeavors and thank him for his service and dedication during his tenure as CFO at StemCells.”

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s proprietary HuCNS-SC® cells (purified human neural stem cells) are currently in development as a potential treatment for a broad range of central nervous system disorders. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first three patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).   StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”) and the prospect and timing for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; the risk that the Company’s clinical trials could be substantially delayed beyond their expected dates or cause the Company to incur substantial unanticipated costs; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Ken Stratton
StemCells, Inc.
General Counsel
(510) 456-4122

Tony Russo
Russo Partners
(212) 845-4251

Andrea Flynn
Russo Partners
(646) 942-5631